Freeport-McMoRan
Reports Third-Quarter and Nine-Month 2023 Results
•Solid operating performance; copper sales volumes above July 2023 guidance
•Strong balance sheet and financial flexibility
•Favorable long-term fundamentals
▪Net income attributable to common stock in third-quarter 2023 totaled $454 million, $0.31 per share, and adjusted net income attributable to common stock totaled $571 million, $0.39 per share, after excluding net charges totaling $117 million, $0.08 per share.
▪Consolidated production totaled 1.1 billion pounds of copper, 532 thousand ounces of gold and 20 million pounds of molybdenum in third-quarter 2023.
▪Consolidated sales totaled 1.1 billion pounds of copper, 399 thousand ounces of gold and 20 million pounds of molybdenum in third-quarter 2023.
▪Consolidated sales for the year 2023 are expected to approximate 4.06 billion pounds of copper, 1.74 million ounces of gold and 80 million pounds of molybdenum, including 1.1 billion pounds of copper, 580 thousand ounces of gold and 20 million pounds of molybdenum in fourth-quarter 2023.
▪Average realized prices in third-quarter 2023 were $3.80 per pound for copper, $1,898 per ounce for gold and $23.71 per pound for molybdenum.
▪Average unit net cash costs in third-quarter 2023 were $1.73 per pound of copper, including $0.13 per pound of copper for disputed export duties at PT Freeport Indonesia (PT-FI). Unit net cash costs for the year 2023 are expected to average $1.63 per pound of copper.
▪Operating cash flows totaled $1.2 billion (net of $0.5 billion of working capital and other uses) in third-quarter 2023. Based on current sales volume and cost estimates, and assuming average fourth-quarter 2023 prices of $3.60 per pound for copper, $1,900 per ounce for gold and $20.00 per pound for molybdenum, operating cash flows are expected to approximate $5.4 billion (net of $0.5 billion of working capital and other uses) for the year 2023.
▪Capital expenditures totaled $1.2 billion (including $0.4 billion for major mining projects and $0.4 billion for the Indonesia smelter projects) in third-quarter 2023. Capital expenditures for the year 2023 are expected to approximate $4.8 billion (including $1.9 billion for major mining projects and $1.6 billion for the Indonesia smelter projects).
▪At September 30, 2023, consolidated debt totaled $9.4 billion and consolidated cash and cash equivalents totaled $5.7 billion ($6.25 billion including $0.5 billion of current restricted cash and cash equivalents associated with a portion of PT-FI's export proceeds required to be temporarily deposited in Indonesia banks). Net debt totaled $3.2 billion ($0.8 billion excluding net debt for the Indonesia smelter projects). Refer to the supplemental schedule, "Net Debt," on page IX.

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PHOENIX, AZ, October 19, 2023 - Freeport-McMoRan Inc. (NYSE: FCX) reported third-quarter 2023 net income attributable to common stock of $454 million, $0.31 per share, and adjusted net income attributable to common stock of $571 million, $0.39 per share, after excluding net charges totaling $117 million, $0.08 per share, primarily associated with revisions to environmental obligation estimates and asset impairment charges. For additional information, refer to the supplemental schedule, "Adjusted Net Income," on page VII.

Richard C. Adkerson, Chairman and Chief Executive Officer, said, "Our performance during the third quarter reflects the commitment and resolve of our global team to execute our plans efficiently, achieve our targets and advance important initiatives for the future. We remain focused on improving productivity and cost performance, enhancing resilience in a complex global operating environment and building on our leaching innovation initiatives to deliver products essential to the global economy in a reliable, cost efficient and responsible manner. Despite near-term global economic and market uncertainties, our conviction on the favorable long-term fundamentals for copper underpins our strategy that is centered on being 'Foremost in Copper.' As a leading responsible supplier of copper with long-lived reserves, organic growth opportunities, a solid balance sheet and a proven track record for successful project development, we are positioned to build long-term value for the benefit of all stakeholders."

SUMMARY FINANCIAL DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023		2022	2023		2022
	(in millions, except per share amounts)
Revenues[a,b]	$5,824		$5,003	$16,950		$17,022
Operating income[a]	$1,492		$962	$4,503		$5,507
Net income attributable to common stock[c,d,e]	$454		$404	$1,460		$2,771
Diluted net income per share of common stock	$0.31		$0.28	$1.01		$1.90

Diluted weighted-average common shares outstanding	1,443		1,439	1,443		1,455
Operating cash flows[f]	$1,236		$758	$3,959		$4,070
Capital expenditures	$1,178		$836	$3,462		$2,422
At September 30:
Cash and cash equivalents	$5,745		$8,578	$5,745		$8,578
Restricted cash and cash equivalents, current	$697	[g]	$112	$697	[g]	$112
Total debt, including current portion	$9,405		$10,690	$9,405		$10,690

a.For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page XI.
b.Includes favorable (unfavorable) adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $4 million ($2 million to net income attributable to common stock or less than $0.01 per share) in third-quarter 2023, $(228) million ($(95) million to net income attributable to common stock or $(0.07) per share) in third-quarter 2022, $183 million ($62 million to net income attributable to common stock or $0.04 per share) for the first nine months of 2023 and $58 million ($24 million to net income attributable to common stock or $0.02 per share) for the first nine months of 2022. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
c.Includes net (charges) credits totaling $(117) million ($(0.08) per share) in third-quarter 2023, $29 million ($0.02 per share) in third-quarter 2022, $(368) million ($(0.25) per share) for the first nine months of 2023 and $(23) million ($(0.02) per share) for the first nine months of 2022 that are described in the supplemental schedule, "Adjusted Net Income," on page VII.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
e.FCX’s economic interest in PT-FI is 48.76% and prior to January 1, 2023, it approximated 81%.
f.Working capital and other uses totaled $483 million in third-quarter 2023, $269 million in third-quarter 2022, $713 million for the first nine months of 2023 and $980 million for the first nine months of 2022.
g.Includes $0.5 billion associated with a portion of PT-FI's export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with an August 2023 regulation issued by the Indonesia government.

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SUMMARY OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Copper (millions of recoverable pounds)
Production	1,085	1,056	3,117	3,140
Sales, excluding purchases	1,109	1,060	2,970	3,171
Average realized price per pound	$3.80	$3.50	$3.87	$3.88
Site production and delivery costs per pound[a]	$2.27	$2.35	$2.40	$2.16
Unit net cash costs per pound[a]	$1.73	$1.75	$1.65	$1.50
Gold (thousands of recoverable ounces)
Production	532	448	1,420	1,339
Sales	399	480	1,164	1,365
Average realized price per ounce	$1,898	$1,683	$1,932	$1,786
Molybdenum (millions of recoverable pounds)
Production	20	19	62	63
Sales, excluding purchases	20	17	59	56
Average realized price per pound	$23.71	$17.05	$26.05	$18.64
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.

Responsible Production
Updated Climate Report. In September 2023, FCX published its annual climate report, available on FCX's website at fcx.com/sustainability. The climate report details FCX's ongoing progress to advance its climate strategy focused on reducing its greenhouse gas (GHG) emissions, enhancing its resilience to climate risks and contributing responsibly produced copper to the global economy. FCX has four 2030 GHG emissions reduction targets that collectively cover nearly 100% of its Scope 1 and 2 GHG emissions.

Consolidated Sales Volumes
•Third-quarter 2023 copper sales of 1.1 billion pounds were 8% higher than the July 2023 estimate of 1.03 billion pounds and 5% higher than third-quarter 2022 sales of 1.06 billion pounds. The favorable variance to the prior estimate primarily reflects the timing of shipments and higher mining rates.
•Third-quarter 2023 gold sales of 399 thousand ounces were 5% lower than the July 2023 estimate of 420 thousand ounces and 17% lower than the third-quarter 2022 sales of 480 thousand ounces. The variances primarily reflect the timing of shipments of anode slimes associated with a change in Indonesia administrative requirements for products that were previously being exported by PT Smelting. At September 30, 2023, approximately 75 thousand ounces of gold were included in inventory and available for sale pending approval of PT-FI's export license for anode slimes.
•Third-quarter 2023 molybdenum sales of 20 million pounds approximated the July 2023 estimate and were higher than third-quarter 2022 sales of 17 million pounds, primarily reflecting the timing of shipments in third-quarter 2022.
Consolidated sales volumes for the year 2023 are expected to approximate 4.06 billion pounds of copper, 1.74 million ounces of gold and 80 million pounds of molybdenum, including 1.1 billion pounds of copper, 580 thousand ounces of gold and 20 million pounds of molybdenum in fourth-quarter 2023. Projected sales volumes are dependent on operational performance, the resumption of anode slime exports at PT-FI, weather-related conditions, timing of shipments and other factors detailed in the "Cautionary Statement" below.

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Consolidated Unit Net Cash Costs
Third-quarter 2023 consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.73 per pound of copper were higher than the July 2023 estimate of $1.61 per pound, primarily reflecting disputed export duties of $0.13 per pound of copper at PT-FI, which were not reflected in the July 2023 estimate.
Third-quarter 2023 consolidated average unit net cash costs (net of by-product credits) of $1.73 per pound were slightly lower than third-quarter 2022 average unit net cash costs of $1.75 per pound, primarily reflecting higher copper sales volumes. Refer to "Mining Operations" below for further discussion.
Assuming average prices of $1,900 per ounce of gold and $20.00 per pound of molybdenum in fourth-quarter 2023 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mines are expected to average $1.63 per pound of copper for the year 2023 (including $1.58 per pound of copper in fourth-quarter 2023). Estimated consolidated unit net cash costs for the year 2023 include assessment of a 7.5% export duty at PT-FI during the second half of 2023, which continues to be discussed with the Indonesia government. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum. The impact of price changes during fourth-quarter 2023 on consolidated unit net cash costs for the year 2023 would approximate $0.02 per pound of copper for each $100 per ounce change in the average price of gold and $0.01 per pound of copper for each $2 per pound change in the average price of molybdenum.

MINING OPERATIONS
Leaching Innovation Initiatives. FCX is advancing a series of initiatives across its North America and South America operations to incorporate new applications, technologies and data analytics to its leaching processes. FCX believes these leach innovation initiatives provide opportunities to produce incremental copper from its large existing leach stockpiles. Initial results support the potential for incremental low-cost additions to FCX's production and reserve profile and FCX is targeting an annual run rate of approximately 200 million pounds of copper per year through these initiatives by the end of 2023. In third-quarter 2023, incremental copper production from these initiatives totaled 46 million pounds (approximately 90% of the targeted annual run rate). FCX is pursuing new technology applications that have the potential for significant increases in recoverable metal beyond the initial target.
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72% undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has substantial reserves and future opportunities in the U.S., primarily associated with existing mining operations.
FCX is planning an expansion to double the concentrator capacity of the Bagdad operation in northwest Arizona and expects to complete a feasibility study in fourth-quarter 2023. In parallel, FCX is advancing activities for expanded tailings infrastructure projects and is procuring an autonomous haul truck fleet to support Bagdad's long-range plans. The timing of Bagdad's future expansion will be dependent on market conditions, labor, supply chain and capital cost considerations and other economic factors.
At Safford/Lone Star, production from oxide ores is approaching 300 million pounds of copper per year, which reflects expansion of the initial design capacity of 200 million pounds of copper per year. FCX has conducted significant exploration drilling in the area in recent years. The positive drilling results indicate opportunities to expand production to include sulfide ores in the future. FCX is advancing metallurgical testing and mine development planning for a potential significant long-term investment for development of identified large sulfide resources.

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Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Copper (millions of recoverable pounds)
Production	344	373	1,030	1,109
Sales, excluding purchases	372	361	1,043	1,131
Average realized price per pound	$3.86	$3.57	$3.97	$4.17

Molybdenum (millions of recoverable pounds)
Production[a]	7	7	23	22

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$3.01	$2.76	$2.96	$2.54
By-product credits	(0.41)	(0.30)	(0.52)	(0.33)
Treatment charges	0.10	0.10	0.12	0.10
Unit net cash costs	$2.70	$2.56	$2.56	$2.31
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
FCX's consolidated copper sales volumes from North America of 372 million pounds in third-quarter 2023 were higher than third-quarter 2022 copper sales volumes of 361 million, primarily reflecting the timing of shipments. North America copper sales are estimated to approximate 1.4 billion pounds for the year 2023.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $2.70 per pound of copper in third-quarter 2023 were higher than third-quarter 2022 unit net cash costs of $2.56 per pound, primarily reflecting increased costs of labor (including contract labor), maintenance and supplies, partly offset by higher molybdenum by-product credits and lower energy costs.
Assuming an average price of $20.00 per pound of molybdenum in fourth-quarter 2023 and achievement of current sales volume and cost estimates, average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $2.62 per pound of copper for the year 2023. North America's average unit net cash costs for the year 2023 would change by approximately $0.01 per pound for each $2 per pound change in the average price of molybdenum in fourth-quarter 2023.
South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56% interest) and El Abra in Chile (in which FCX owns a 51% interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. During third-quarter 2023, Cerro Verde processed an average of 431,300 metric tons of ore per day through its concentrators, a new quarterly record.
During third-quarter 2023, Cerro Verde entered into a new power purchase agreement that is expected to transition its electric power to fully renewable energy sources in 2026.
At the El Abra operations in Chile, FCX has identified a large sulfide resource that would support a potential major mill project similar to the large-scale concentrator at Cerro Verde. Technical and economic studies continue to be evaluated to determine the optimal scope and timing for the sulfide project. Capital cost requirements are being updated to reflect current market conditions. FCX is advancing plans to invest in water infrastructure to provide options to extend existing operations, while continuing to monitor Chile's regulatory and fiscal matters, as well as trends in capital costs for similar projects.

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Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Copper (millions of recoverable pounds)
Production	305	302	916	862
Sales	307	293	913	845
Average realized price per pound	$3.77	$3.47	$3.82	$3.73

Molybdenum (millions of recoverable pounds)
Production[a]	6	4	17	18

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.57	$2.60	$2.51	$2.50
By-product credits	(0.42)	(0.16)	(0.44)	(0.31)
Treatment charges	0.19	0.13	0.20	0.15
Royalty on metals	0.01	0.01	0.01	0.01
Unit net cash costs	$2.35	$2.58	$2.28	$2.35
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
FCX's consolidated copper sales volumes from South America of 307 million pounds in third-quarter 2023 were higher than third-quarter 2022 copper sales volumes of 293 million pounds, primarily reflecting increased milling rates and ore grades at Cerro Verde. Copper sales from South America mining are expected to approximate 1.2 billion pounds for the year 2023.
Average unit net cash costs (net of by-product credits) for South America mining of $2.35 per pound of copper in third-quarter 2023 were lower than third-quarter 2022 unit net cash costs of $2.58 per pound, primarily reflecting higher molybdenum by-product credits, partly offset by higher treatment charges.
Assuming an average price of $20.00 per pound of molybdenum in fourth-quarter 2023 and achievement of current sales volume and cost estimates, average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $2.34 per pound of copper for the year 2023.
Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Central Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76% ownership interest in PT-FI and manages its mining operations. PT-FI's results are consolidated in FCX's financial statements. Under the terms of agreements entered into in 2018, FCX’s economic interest in PT-FI is 48.76% and prior to January 1, 2023, it approximated 81%.
Regulatory Matters. Over the past several years, the Indonesia government has enacted various laws and regulations to promote downstream processing of various products, including copper concentrates. In 2018, PT-FI agreed to expand its domestic smelting and refining capacity to process all of its copper concentrates in Indonesia and is advancing the construction of the Manyar smelter and precious metals refinery (PMR) (collectively, the Indonesia smelter projects) and expanding capacity at PT Smelting (refer to "Indonesia Smelter" below).
On July 24, 2023, PT-FI was granted an export license for copper concentrates through May 2024 for 1.7 million metric tons of copper concentrate. PT-FI is currently working with the Indonesia government to update its export license for anode slimes tolled through PT Smelting, which were previously being exported by PT Smelting. PT-FI is working with the Indonesia government to obtain approvals to continue exports of copper concentrates and anode slimes until the Manyar smelter and PMR are fully commissioned and reach designed operating conditions.
In July 2023, the Ministry of Finance issued a revised regulation on duties for various exported products, including copper concentrates. Under the revised regulation PT-FI is being assessed export duties for copper concentrates at 7.5%. PT-FI continues to discuss with the Indonesia government the applicability of the revised

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regulation because of inconsistencies with PT-FI's special mining license (IUPK), which provides that no export duties would be assessed after smelter development progress exceeded 50%. During third-quarter 2023, PT-FI incurred $147 million in export duties, which continue to be discussed with the Indonesia government.
Mining Rights. PT-FI and the Indonesia government continue to engage in discussions regarding the extension of PT-FI's mining rights under its IUPK beyond 2041. An extension beyond 2041 would enable continuity of large-scale operations for the benefit of all stakeholders and provide growth options through additional resource development opportunities in the highly attractive Grasberg minerals district.
Operating and Development Activities. Over a multi-year investment period, PT-FI has successfully commissioned three large-scale block cave mines in the Grasberg minerals district (Grasberg Block Cave, Deep Mill Level Zone and Big Gossan), providing annual production volumes of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold. Milling rates from these underground mines averaged 206,600 metric tons of ore per day in third-quarter 2023, an approximate 10% increase from 188,700 metric tons of ore per day in third-quarter 2022. During third-quarter 2023, PT-FI successfully commissioned a new crusher to support increased mining rates in the Grasberg Block Cave ore body.
PT-FI's ongoing project to install additional milling facilities is expected to be complete in early 2024. The project will increase milling capacity to approximately 240,000 metric tons of ore per day to provide sustained large scale production volumes. PT-FI is also advancing a mill recovery project with the installation of a new copper cleaner circuit that is expected to be completed in the second half of 2024 and to provide incremental metal production of approximately 60 million pounds of copper and 40 thousand ounces of gold per year.
PT-FI is advancing plans to transition its existing energy source from coal to liquified natural gas, which is expected to meaningfully reduce PT-FI's Scope 1 GHG emissions at the Grasberg minerals district. PT-FI is planning investments in a new gas-fired combined cycle facility at Grasberg with a targeted start date in 2027. Capital expenditures for the new facilities, to be incurred over the next three to four years, approximate $1 billion representing an incremental cost of $0.4 billion compared to previously planned investments to refurbish the existing coal units.
Kucing Liar. Long-term mine development activities are ongoing for PT-FI's Kucing Liar deposit in the Grasberg minerals district, which is expected to produce over 6 billion pounds of copper and 6 million ounces of gold between 2028 and the end of 2041. Pre-production development activities commenced in 2022 and are expected to continue over an approximate 10-year timeframe. Capital investments are estimated to average approximately $400 million per year over this period. At full operating rates of approximately 90,000 metric tons of ore per day, annual production from Kucing Liar is expected to approximate 550 million pounds of copper and 560 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PT-FI's experience and long-term success in block-cave mining.
Indonesia Smelter. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI agreed to expand its domestic smelting and refining capacity to process all of its copper concentrates in Indonesia. PT-FI is actively engaged in the following projects for additional domestic smelting capacity:
•Construction of the Manyar smelter in Gresik, Indonesia with a capacity to process approximately 1.7 million metric tons of copper concentrate per year. Construction progress currently approximates 84% complete. Construction of the smelter has an estimated cost of $3.0 billion, including $2.8 billion for a construction contract (excluding capitalized interest, owner’s costs and commissioning) and $0.2 billion for investment in a desalinization plant. Construction is expected to be complete by mid-2024 followed by commissioning of the facilities and a ramp-up schedule through year-end 2024.
•Expansion of PT Smelting's capacity by 30% to 1.3 million metric tons of copper concentrate per year, which is expected to be completed by the end of 2023. PT-FI is funding the cost of the expansion, estimated to approximate $250 million, with a loan that will convert to equity and increase PT-FI’s ownership in PT Smelting to a majority ownership interest, which is expected to occur in 2024.
•The PMR is being constructed to process gold and silver from the Manyar smelter and PT Smelting. Construction is in progress with commissioning expected during 2024 at an estimated cost of $575 million, which incorporates recent revisions to scope.
Capital expenditures for the Indonesia smelter projects totaled $1.2 billion for the first nine months of 2023, and are expected to approximate $1.6 billion for the year 2023. Capital expenditures for the Indonesia smelter

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projects are being funded with proceeds received from PT-FI's senior notes and availability under its revolving credit facility.
Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Copper (millions of recoverable pounds)
Production	436	381	1,171	1,169
Sales	430	406	1,014	1,195
Average realized price per pound	$3.77	$3.45	$3.81	$3.71

Gold (thousands of recoverable ounces)
Production	528	445	1,409	1,330
Sales	395	476	1,153	1,356
Average realized price per ounce	$1,898	$1,683	$1,932	$1,786

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$1.42	$1.81	$1.71	$1.55
Gold, silver and other by-product credits	(1.83)	(2.00)	(2.32)	(2.11)
Treatment charges	0.32	0.23	0.36	0.24
Export duties[b]	0.34	0.20	0.16	0.20
Royalty on metals	0.19	0.20	0.23	0.24
Unit net cash costs	$0.44	$0.44	$0.14	$0.12
a.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
b.Export duties were eliminated effective March 29, 2023, upon verification that construction progress of the Manyar smelter exceeded 50%. However, as noted in "Regulatory Matters" above, beginning in July 2023, PT-FI is being assessed export duties under a revised regulation, which it is continuing to discuss with the Indonesia government.
PT-FI's consolidated copper sales volumes of 430 million pounds in third-quarter 2023 were higher than third-quarter 2022 copper sales volumes of 406 million pounds, primarily reflecting higher mining rates and ore grades.
PT-FI's consolidated gold sales volumes of 395 thousand ounces in third-quarter 2023 were lower than third-quarter 2022 gold sales volumes of 476 thousand ounces, primarily reflecting timing of shipments of anode slimes associated with a change in administrative requirements for products that were previously being exported by PT Smelting. At September 30, 2023, approximately 75 thousand ounces of gold in anode slimes were included in inventory and available for sale pending approval of PT-FI's export license for anode slimes.
Consolidated sales volumes from PT-FI are expected to approximate 1.5 billion pounds of copper and 1.7 million ounces of gold for the year 2023, net of a deferral of approximately 100 million pounds of copper and 180 thousand ounces of gold from mine production under tolling arrangements to be processed and sold as refined metal in future periods. Projected sales volumes are dependent on operational performance, the resumption of anode slime exports, weather-related conditions and other factors detailed in the "Cautionary Statement" below.
PT-FI's unit net cash costs (net of gold, silver and other by-product credits) of $0.44 per pound of copper in third-quarter 2023 approximated unit net cash costs in third-quarter 2022, primarily reflecting higher copper sales volumes, offset by lower gold, silver and other by-product credits and higher export duties.
Assuming an average gold price of $1,900 per ounce in fourth-quarter 2023 and achievement of current sales volumes and cost estimates, unit net cash costs (including gold, silver and other by-product credits) for PT-FI are expected to approximate $0.15 per pound of copper for the year 2023. PT-FI's estimated unit net cash costs for the year 2023 include assessment of a 7.5% export duty during the second half of 2023, which continues to be discussed with the Indonesia government. PT-FI's average unit net cash costs for the year 2023 would change by approximately $0.05 per pound of copper for each $100 per ounce change in the average price of gold in fourth-quarter 2023.

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Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX's North America and South America copper mines is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 7 million pounds of molybdenum in third-quarter 2023, slightly below third-quarter 2022 production of 8 million pounds of molybdenum. FCX's consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the Molybdenum mines and at FCX's North America and South America copper mines, which are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $18.07 per pound of molybdenum in third-quarter 2023 were higher than average unit net cash costs of $12.10 per pound in third-quarter 2022, primarily reflecting lower production volumes associated with ore types mined during the quarter and higher contract labor costs. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $14.47 per pound of molybdenum for the year 2023.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At September 30, 2023, FCX had $5.7 billion in consolidated cash and cash equivalents ($6.25 billion including current restricted cash and cash equivalents associated with a portion of PT-FI's export proceeds required to be temporarily deposited in Indonesia banks) and $3.0 billion of availability under its revolving credit facility. In addition, PT-FI and Cerro Verde have $1.3 billion and $350 million, respectively, of availability under their respective revolving credit facilities.
At September 30, 2023, FCX had $0.7 billion in current restricted cash and cash equivalents, which includes (i) $0.5 billion in PT-FI's export proceeds temporarily deposited in Indonesia banks in accordance with a regulation issued by the Indonesia government that became effective August 1, 2023, requiring 30% of export proceeds to be temporarily deposited into Indonesia banks for a period of 90 days before withdrawal, and (ii) $145 million in assurance bonds to support PT-FI’s commitment for smelter development in Indonesia.
Operating Cash Flows. FCX generated operating cash flows of $1.2 billion (net of $0.5 billion of working capital and other uses) in third-quarter 2023 and $4.0 billion (net of $0.7 billion of working capital and other uses) for the first nine months of 2023. Third-quarter 2023 working capital uses included increases in (i) accounts receivable primarily related to the timing of collections and higher PT-FI sales volumes and (ii) inventories primarily related to the timing of shipments of anode slimes at PT-FI.
Assuming average prices of $3.60 per pound of copper, $1,900 per ounce of gold and $20.00 per pound of molybdenum in fourth-quarter 2023 and achievement of current sales volume and cost estimates, FCX's consolidated operating cash flows are estimated to approximate $5.4 billion (net of $0.5 billion of working capital and other uses) for the year 2023. The impact of price changes during fourth-quarter 2023 on operating cash flows for the year 2023 would approximate $115 million for each $0.10 per pound change in the average price of copper, $55 million for each $100 per ounce change in the average price of gold and $15 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $1.2 billion in third-quarter 2023 (including $0.4 billion for major mining projects and $0.4 billion for the Indonesia smelter projects) and $3.5 billion for the first nine months of 2023 (including $1.2 billion for major mining projects and $1.2 billion for the Indonesia smelter projects).
Capital expenditures are expected to approximate $4.8 billion for the year 2023 (including $1.9 billion for major mining projects and $1.6 billion for the Indonesia smelter projects). Projected capital expenditures for major mining projects include $1.3 billion for planned projects primarily associated with underground mine development in the Grasberg minerals district and supporting mill and power capital costs and $0.6 billion for discretionary growth projects. Capital expenditures for the Indonesia smelter projects are being funded with the proceeds received from PT-FI's senior notes and availability under PT-FI's revolving credit facility.

9

Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, excluding cash committed for the Indonesia smelter projects and net of noncontrolling interests' share, taxes and other costs at September 30, 2023 (in billions):

Cash at domestic companies	$3.1
Cash at international operations	2.6	[a]
Total consolidated cash and cash equivalents	5.7
Cash for Indonesia smelter projects	(0.6)	[b]
Noncontrolling interests' share	(0.9)
Cash, net of noncontrolling interests' share	4.2
Withholding taxes	(0.1)
Net cash available	$4.1
a.Excludes $0.5 billion of cash associated with a portion of PT-FI's export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with an August 2023 regulation issued by the Indonesia government, which are presented as current restricted cash and cash equivalents in FCX's consolidated balance sheet.
b.Estimated remaining net proceeds from PT-FI's senior notes.
Debt. Following is a summary of total debt and the weighted-average interest rates at September 30, 2023 (in billions, except percentages):

			Weighted- Average Interest Rate
Senior notes:
Issued by FCX	$6.0		4.9%
Issued by PT-FI	3.0		5.4%
Issued by Freeport Minerals Corporation	0.4		7.5%
Other	—	[a]	3.4%
Total debt	$9.4		5.2%
a.Rounds to less than $0.1 billion.
At September 30, 2023, there were no borrowings and $7 million in letters of credit issued under FCX's $3.0 billion revolving credit facility. FCX has $0.7 billion in scheduled senior note maturities through 2026 and an average remaining duration of its total debt of approximately 10 years.
Beginning in 2022 and through October 18, 2023, FCX purchased $1.3 billion aggregate principal amount of its senior notes in open-market transactions for a total cost of $1.2 billion, including $103 million aggregate principal amount in third-quarter 2023 (which resulted in a $5 million gain on early extinguishment of debt in third-quarter 2023).
FINANCIAL POLICY
FCX's financial policy is aligned with its strategic objectives of maintaining a strong balance sheet, providing cash returns to shareholders and advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding net project debt for additional smelting capacity in Indonesia). The Board of Directors (Board) will review the structure of the performance-based payout framework at least annually.
At September 30, 2023, FCX's net debt, excluding net debt for the Indonesia smelter projects, totaled $0.8 billion (which was net of $0.5 billion of current restricted cash associated with PT-FI's export proceeds). Refer to the supplemental schedule, "Net Debt," on page IX.
On September 20, 2023, FCX's Board declared cash dividends totaling $0.15 per share on its common stock (including a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable, performance-based cash dividend), which will be paid on November 1, 2023, to shareholders of record as of October 13, 2023. The declaration and payment of dividends (base or variable) is at the discretion of the Board and

10

will depend on FCX's financial results, cash requirements, global economic conditions and other factors deemed relevant by the Board.
As of October 18, 2023, FCX has 1.43 billion shares of common stock outstanding and $3.2 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's third-quarter results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, November 17, 2023.
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FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement: This press release contains forward-looking statements in which FCX discusses its potential future performance, operations and projects. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; global market conditions; ore grades and milling rates; production and sales volumes; unit net cash costs and operating costs; capital expenditures; operating plans; cash flows; liquidity; PT-FI’s financing, construction and completion of additional domestic smelting capacity in Indonesia in accordance with the terms of its IUPK; extension of PT-FI's IUPK beyond 2041 and export licenses; PT-FI's resumption of exports of anode slimes; payment of export duties; export volumes; FCX’s commitment to deliver responsibly produced copper and molybdenum, including plans to implement, validate and maintain validation of its operating sites under specific frameworks; execution of FCX's energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business and stakeholders related thereto; achievement of 2030 climate targets and 2050 net zero aspiration; improvements in operating procedures and technology innovations and applications; the impact of the August 2023 cybersecurity incident; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal and environmental proceedings; debt repurchases; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” "commitments," "pursues," "initiatives," "objectives," "opportunities," "strategy" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases are at the discretion of the Board and management, respectively, and are subject to a number of factors, including not exceeding FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper; PT-FI's ability to continue to export and sell copper concentrates and anode slimes; changes in export duties, including results of proceedings to dispute export duties; the Indonesia government’s approval of a deferred schedule for completion of additional domestic smelting capacity in Indonesia; production rates; timing of shipments; price and availability of consumables and components FCX purchases as well as constraints on supply and logistics, and transportation services; changes in FCX’s cash requirements, financial position, financing or investment plans; changes in general market, economic, regulatory or industry conditions; reductions in liquidity and access to capital; changes in tax laws and regulations, including the impact of the U.S. Inflation Reduction Act; any major public health crisis; political and social risks, including the potential effects of violence in Indonesia, civil unrest in Peru, and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; discussions relating to the extension of PT-FI's IUPK beyond 2041; cybersecurity incidents; labor relations, including labor-related work stoppages and costs; compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, including availability of secure water supplies; litigation results; tailings management; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail

11

under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC), as may be updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovations, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains measures such as net debt, adjusted net income and unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. Reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release.

12

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended September 30,
	2023	2022	2023		2022
	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	146	159	157		156
Safford (100%)	66	76	69		72
Sierrita (100%)	47	43	50		43
Bagdad (100%)	39	44	41		42
Chino (100%)	30	34	37		31
Tyrone (100%)	13	15	15		14
Miami (100%)	3	2	3		3
Total North America	344	373	372		361

South America
Cerro Verde (53.56%)	255	242	254		232
El Abra (51%)	50	60	53		61
Total South America	305	302	307		293

Indonesia
Grasberg (48.76%)[b]	436	381	430		406
Total	1,085	1,056	1,109	[c]	1,060	[c]
Less noncontrolling interests	367	214	364		213
Net	718	842	745		847

Average realized price per pound			$3.80		$3.50

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	3	4		4
Indonesia (48.76%)[b]	528	445	395		476
Consolidated	532	448	399		480
Less noncontrolling interests	271	83	203		89
Net	261	365	196		391

Average realized price per ounce			$1,898		$1,683

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	4	5	N/A		N/A
Henderson (100%)	3	3	N/A		N/A
North America copper mines (100%)[a]	7	7	N/A		N/A
Cerro Verde (53.56%)	6	4	N/A		N/A
Consolidated	20	19	20		17
Less noncontrolling interests	3	2	2		2
Net	17	17	18		15

Average realized price per pound			$23.71		$17.05

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. Beginning January 1, 2023, FCX’s economic interest in PT Freeport Indonesia (PT-FI) is 48.76%. Prior to January 1, 2023, FCX's economic interest in PT-FI approximated 81%.

c. Consolidated sales volumes exclude purchased copper of 18 million pounds in third-quarter 2023 and 48 million pounds in third-quarter 2022.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Nine Months Ended September 30,
	2023		2022	2023		2022
	Production			Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	435		485	441		495
Safford (100%)	189		215	193		215
Sierrita (100%)	142		143	139		146
Bagdad (100%)	111		124	113		130
Chino (100%)	109		91	111		93
Tyrone (100%)	40		43	42		44
Miami (100%)	9		8	9		8
Other (100%)	(5)		—	(5)		—
Total North America	1,030		1,109	1,043		1,131

South America
Cerro Verde (53.56%)	756		720	754		704
El Abra (51%)	160		142	159		141
Total South America	916		862	913		845

Indonesia
Grasberg (48.76%)[b]	1,171		1,169	1,014		1,195
Total	3,117		3,140	2,970	[c]	3,171	[c]
Less noncontrolling interests	1,030		623	947		619
Net	2,087		2,517	2,023		2,552

Average realized price per pound				$3.87		$3.88

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	11		9	11		9
Indonesia (48.76%)[b]	1,409	[d]	1,330	1,153	[d]	1,356
Consolidated	1,420		1,339	1,164		1,365
Less noncontrolling interests	660		249	529		254
Net	760		1,090	635		1,111

Average realized price per ounce				$1,932		$1,786

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	12		14	N/A		N/A
Henderson (100%)	10		9	N/A		N/A
North America copper mines (100%)[a]	23		22	N/A		N/A
Cerro Verde (53.56%)	17		18	N/A		N/A
Consolidated	62		63	59		56
Less noncontrolling interests	8		8	7		7
Net	54		55	52		49

Average realized price per pound				$26.05		$18.64

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. Beginning January 1, 2023, FCX’s economic interest in PT-FI is 48.76%. Prior to January 1, 2023, FCX's economic interest in PT-FI approximated 81%.

c. Consolidated sales volumes exclude purchased copper of 85 million pounds for the first nine months of 2023 and 86 million pounds for the first nine months of 2022.

d. Includes approximately 190 thousand ounces of gold production and sales volumes attributed to PT Mineral Industri Indonesia's approximate 19% economic interest in accordance with the PT-FI shareholders agreement.
II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	688,600	622,200	675,600	684,200
Average copper ore grade (%)	0.22	0.30	0.24	0.29
Copper production (millions of recoverable pounds)	245	260	718	759

Mill Operations
Ore milled (metric tons per day)	315,800	294,600	309,700	297,600
Average ore grades (%):
Copper	0.30	0.36	0.33	0.37
Molybdenum	0.02	0.02	0.02	0.02
Copper recovery rate (%)	81.7	82.3	82.0	82.2
Production (millions of recoverable pounds):
Copper	155	174	481	538
Molybdenum	7	8	24	23

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	164,300	175,200	190,500	157,700
Average copper ore grade (%)	0.38	0.34	0.34	0.35
Copper production (millions of recoverable pounds)	77	85	237	217

Mill Operations
Ore milled (metric tons per day)	431,300	403,900	420,700	408,500
Average ore grades (%):
Copper	0.34	0.32	0.34	0.32
Molybdenum	0.01	0.01	0.01	0.01
Copper recovery rate (%)	79.8	85.4	82.0	85.5
Production (millions of recoverable pounds):
Copper	228	217	679	645
Molybdenum	6	4	17	18

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	131,000	100,600	112,000	100,900
Deep Mill Level Zone underground mine	76,900	81,400	75,700	79,000
Big Gossan underground mine	8,100	7,600	7,800	7,500
Other adjustments	(9,400)	(900)	(2,500)	3,400
Total	206,600	188,700	193,000	190,800
Average ore grades:
Copper (%)	1.21	1.17	1.18	1.20
Gold (grams per metric ton)	1.15	1.07	1.10	1.06
Recovery rates (%):
Copper	89.5	90.1	89.5	89.8
Gold	77.8	77.2	77.5	77.9
Production (recoverable):
Copper (millions of pounds)	436	381	1,171	1,169
Gold (thousands of ounces)	528	445	1,409	1,330

100% Molybdenum Mines
Ore milled (metric tons per day)	29,000	25,400	27,800	24,600
Average molybdenum ore grade (%)	0.14	0.18	0.15	0.18
Molybdenum production (millions of recoverable pounds)	7	8	22	23

III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(In Millions, Except Per Share Amounts)
Revenues[a]	$5,824	$5,003	$16,950	$17,022
Cost of sales:
Production and delivery[b]	3,548	3,366	10,260	9,519
Depreciation, depletion and amortization	533	508	1,479	1,504
Metals inventory adjustments	5	25	7	43
Total cost of sales	4,086	3,899	11,746	11,066
Selling, general and administrative expenses	118	98	359	313
Mining exploration and research expenses	30	38	103	87
Environmental obligations and shutdown costs	98	6	239	51
Net gain on sales of assets	—	—	—	(2)
Total costs and expenses	4,332	4,041	12,447	11,515
Operating income	1,492	962	4,503	5,507
Interest expense, net[c]	(96)	(140)	(418)	(423)
Net gain on early extinguishment of debt	5	20	10	28
Other income, net	71	25	183	67
Income before income taxes and equity in affiliated companies' net earnings	1,472	867	4,278	5,179
Provision for income taxes[d]	(508)	(315)	(1,546)	(1,710)
Equity in affiliated companies' net earnings	—	8	12	33
Net income	964	560	2,744	3,502
Net income attributable to noncontrolling interests[e]	(510)	(156)	(1,284)	(731)
Net income attributable to common stockholders[f,g]	$454	$404	$1,460	$2,771

Diluted net income per share attributable to common stock	$0.31	$0.28	$1.01	$1.90

Diluted weighted-average common shares outstanding	1,443	1,439	1,443	1,455

Dividends declared per share of common stock	$0.15	$0.15	$0.45	$0.45

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
b.FCX is engaged in various studies associated with potential future expansion projects primarily at its mining operations. Production and delivery costs include charges for these feasibility and optimization studies totaling $48 million in third-quarter 2023, $34 million in third-quarter 2022, $149 million for the first nine months of 2023 and $84 million for the first nine months of 2022.
c.Consolidated interest costs (before capitalization) totaled $165 million in third-quarter 2023 and $182 million in third-quarter 2022, $606 million for the first nine months of 2023 and $524 million for the first nine months of 2022. The decrease in consolidated interest costs (before capitalization) in the third quarter of 2023, compared to the third quarter of 2022, is primarily a result of lower average outstanding debt in third-quarter 2023. The increase in consolidated interest costs (before capitalization) for the first nine months of 2023, compared to the first nine months of 2022, is primarily related to interest associated with Peruvian Supreme Court rulings that are being contested by Cerro Verde (refer to the supplemental schedule, "Adjusted Net Income," on page VII).
d.For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," on page VIII.
e.Net income attributable to noncontrolling interests is primarily associated with PT-FI, Cerro Verde and El Abra. For further discussion, refer to the supplemental schedule, “Noncontrolling Interests,” on page X.
f.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
g.Refer to the supplemental schedule, "Adjusted Net Income," on page VII, for a summary of net (charges) credits impacting FCX’s consolidated statements of income.
IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2023		2022
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$5,745		$8,146
Restricted cash and cash equivalents	697	[a]	111
Trade accounts receivable	792		1,336
Income and other tax receivables	488		459
Inventories:
Materials and supplies, net	2,131		1,964
Mill and leach stockpiles	1,403		1,383
Product	2,415		1,833
Other current assets	406		381
Total current assets	14,077		15,613
Property, plant, equipment and mine development costs, net	34,535		32,627
Long-term mill and leach stockpiles	1,327		1,252
Other assets	1,709		1,601
Total assets	$51,648		$51,093

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,724		$4,027
Accrued income taxes	489		744
Current portion of environmental and asset retirement obligations (AROs)	395		320
Dividends payable	217		217
Current portion of debt	35		1,037
Total current liabilities	4,860		6,345
Long-term debt, less current portion	9,370		9,583
Environmental and AROs, less current portion	4,645		4,463
Deferred income taxes	4,399		4,269
Other liabilities	1,697		1,562
Total liabilities	24,971		26,222

Equity:
Stockholders' equity:
Common stock	162		161
Capital in excess of par value	24,833		25,322
Accumulated deficit	(2,447)		(3,907)
Accumulated other comprehensive loss	(317)		(320)
Common stock held in treasury	(5,772)		(5,701)
Total stockholders' equity	16,459		15,555
Noncontrolling interests	10,218		9,316
Total equity	26,677		24,871
Total liabilities and equity	$51,648		$51,093

a.Includes $0.5 billion of cash associated with a portion of PT-FI's export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with an August 2023 regulation issued by the Indonesia government.
V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
	(In Millions)
Cash flow from operating activities:
Net income	$2,744	$3,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,479	1,504
Metals inventory adjustments	7	43
Net gain on sales of assets	—	(2)
Stock-based compensation	89	75
Net charges for environmental and AROs, including accretion	383	180
Payments for environmental and AROs	(181)	(197)
Net charges for defined pension and postretirement plans	44	28
Pension plan contributions	(10)	(52)
Net gain on early extinguishment of debt	(10)	(28)
Deferred income taxes	130	83
Deferred profit recognized on PT-FI sales to PT Smelting	(112)	(34)
Other, net	109	(52)
Changes in working capital and other:
Accounts receivable	550	456
Inventories	(738)	(184)
Other current assets	7	(71)
Accounts payable and accrued liabilities	(180)	84
Accrued income taxes and timing of other tax payments	(352)	(1,265)
Net cash provided by operating activities	3,959	4,070

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(545)	(430)
South America	(259)	(203)
Indonesia mining	(1,274)	(1,148)
Indonesia smelter projects	(1,193)	(517)
Molybdenum mines	(43)	(16)
Other	(148)	(108)
Proceeds from sales of assets	16	102
Loans to PT Smelting for expansion	(109)	(51)
Other, net	(29)	(10)
Net cash used in investing activities	(3,584)	(2,381)

Cash flow from financing activities:
Proceeds from debt	1,186	5,366
Repayments of debt	(2,397)	(4,073)
Cash dividends and distributions paid:
Common stock	(647)	(652)
Noncontrolling interests	(407)	(625)
Treasury stock purchases	—	(1,347)
Contributions from noncontrolling interests	50	142
Proceeds from exercised stock options	41	106
Payments for withholding of employee taxes related to stock-based awards	(50)	(55)
Other, net	(2)	(41)
Net cash used in financing activities	(2,226)	(1,179)

Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(1,851)	510
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	8,390	8,314
Cash, cash equivalents and restricted cash and cash equivalents at end of period[a]	$6,539	$8,824
a.Includes restricted cash and cash equivalents of $794 million at September 30, 2023, and $246 million at September 30, 2022.
VI

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Management uses adjusted net income to evaluate FCX's operating performance and believes that investors’ understanding of FCX's performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income, which may not be comparable to similarly titled measures reported by other companies, follows (in millions, except per share amounts).

	Three Months Ended September 30,
	2023				2022
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]		Per Share
Net income attributable to common stock	N/A		$454	$0.31	N/A		$404		$0.28

Net adjustments to environmental obligations	(83)		(83)	(0.06)	5		5		—
Impairments and contract-cancellation costs	(49)	[b]	(46)	(0.03)	(2)		(1)		—
PT-FI net credits	16	[c]	5	—	17	[d]	8		0.01
Metals inventory adjustments	(5)		(4)	—	(25)		(10)		(0.01)
Net gain on early extinguishment of debt	5		5	—	20		20		0.01
Other net credits (charges)	13	[e]	6	—	(19)	[f]	(10)		0.01
Net tax credits	N/A		—	—	N/A		16	[g]	0.01
Total net (charges) credits[i]	$(102)		$(117)	$(0.08)	$(2)		$29		$0.02

Adjusted net income attributable to common stock	N/A		$571	$0.39	N/A		$375		$0.26

	Nine Months Ended September 30,
	2023				2022
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]		Per Share
Net income attributable to common stock	N/A		$1,460	$1.01	N/A		$2,771		$1.90

Net adjustments to environmental obligations	$(199)		$(199)	$(0.14)	$(8)		$(8)		$(0.01)
Cerro Verde contested tax rulings	(142)	[h]	(73)	(0.05)	—		—		—
Impairments and contract-cancellation costs	(84)	[b]	(80)	(0.05)	(10)		(4)		—
PT-FI net charges	(44)	[c]	(21)	(0.01)	(34)	[d]	(23)		(0.02)
Metals inventory adjustments	(7)		(6)	—	(43)		(21)		(0.01)
Net gain on early extinguishment of debt	10		10	0.01	28		33		0.02
Net gain on sales of assets	—		—	—	2		2		—
Other net credits (charges)	6	[e]	1	—	(27)	[f]	(19)		(0.01)
Net tax credits	N/A		—	—	N/A		16	[g]	0.01
Total net charges[i]	$(459)		$(368)	$(0.25)	$(91)		$(23)		$(0.02)

Adjusted net income attributable to common stock	N/A		$1,828	$1.26	N/A		$2,794		$1.92
a.Reflects impact to FCX's net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Includes charges for impairment of oil and gas properties ($45 million in the third quarter and $59 million for the first nine months of 2023), and impairment of mining assets and contract-cancellation costs, which were recorded to production and delivery.
c.Includes credits (charges) associated with the release of export duty exposure for prior years, a potential administrative fine and unfavorable tax rulings, which were recorded to revenues ($13 million in the third quarter and $17 million for the first nine months of 2023), production and delivery ($3 million in the third quarter and $(55) million for the first nine months of 2023), interest expense, net ($(2) million for the first nine months of 2023) and other income, net ($(4) million for the first nine months of 2023).
d.Includes net (charges) credits associated with disputed matters at PT-FI (including historical tax audits and an administrative fine levied by the Indonesia government), asset impairments and exposure for additional export duties for prior periods, which were recorded to revenues ($(18) million for the first nine months of 2022), production and delivery ($21 million in the third quarter and $(12) million for the first nine months of 2022), and interest expense, net ($(4) million in the third quarter and for the first nine months of 2022).
e.Includes credits associated with the settlement of interest on Cerro Verde's historical profit sharing liability and (charges) associated with a litigation settlement and ARO adjustments, which were recorded to interest expense, net ($13 million in third quarter and for the first nine months of 2023), production and delivery ($(3) million for the first nine months of 2023) and selling, general and administrative expenses ($(4) million for the first nine months of 2023).
f.Includes net (charges) credits primarily associated with a historical tax audit, ARO adjustments, a litigation settlement and contract cancellation costs, which were recorded to production and delivery ($(17) million in the third quarter and $(25) million for the first nine months of 2022), other income, net ($(11) million for the third quarter and first nine months of 2022) and interest expense, net ($9 million for the third quarter and first nine months of 2022).
g.Refer to "Income Taxes" below for further discussion of net tax credits.
h.Includes (charges) credits associated with contested tax rulings issued by the Peruvian Supreme Court recorded to interest expense, net ($(74) million), other income, net ($(69) million) and production and delivery ($1 million).
i.May not foot because of rounding.
VII

Freeport-McMoRan Inc.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended September 30,
	2023				2022
				Income Tax				Income Tax
	Income	Effective		(Provision)	Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit	(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$(70)	—%	[c]	$—	$(55)	—%	[c]	$—
South America	319	41%		(131)	26	(58)%		15	[d]
Indonesia	1,149	36%		(419)	855	40%		(343)
Eliminations and other	74	N/A		(21)	41	N/A		(18)
Rate adjustment[e]	—	N/A		63	—	N/A		31
Continuing operations	$1,472	35%		$(508)	$867	36%		$(315)

	Nine Months Ended September 30,
	2023					2022
					Income Tax				Income Tax
	Income		Effective		(Provision)	Income	Effective		(Provision)
	(Loss)[a]		Tax Rate		Benefit	(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$180		—%	[c]	$3	$854	1%	[c]	$(5)
South America	961	[f]	46%		(438)	802	36%		(287)	[d]
Indonesia	3,130		37%		(1,159)	3,480	39%		(1,363)
Eliminations and other	7		N/A		—	43	N/A		(25)
Rate adjustment[e]	—		N/A		48	—	N/A		(30)
Continuing operations	$4,278		36%		$(1,546)	$5,179	33%		$(1,710)

a.Represents income before income taxes, equity in affiliated companies' net earnings (losses), and noncontrolling interests.
b.In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses. See below for discussion of the provisions of the U.S. Inflation Reduction Act of 2022.
d.The third quarter and first nine months of 2022 include a tax credit of $31 million ($16 million net of noncontrolling interest) primarily associated with completion of Cerro Verde's 2016 tax audit.
e.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
f.Includes net charges associated with contested tax rulings issued by the Peruvian Supreme Court totaling $142 million ($73 million net of noncontrolling interests) for the first nine months of 2023. Refer to the supplemental schedule, "Adjusted Net Income," on page VII.
The provisions of the U.S. Inflation Reduction Act of 2022 (the Act) became applicable to FCX on January 1, 2023. The Act includes, among other provisions, a new Corporate Alternative Minimum Tax (CAMT) of 15% on the adjusted financial statement income (AFSI) of corporations with average AFSI exceeding $1.0 billion over a three-year period. As limited guidance related to how the CAMT provisions of the Act should be applied or otherwise administered has been released by the U.S. Department of the Treasury (the Treasury), uncertainty remains regarding the application of the CAMT. FCX has made interpretations of certain provisions of the Act, and based on these interpretations, determined that the provisions of the Act did not impact FCX’s financial results for the first nine months of 2023. Future guidance released by the Treasury may differ from FCX’s interpretations, which could be material and may further limit FCX's ability to realize future benefits from its U.S. net operating losses.
Assuming achievement of current sales volume and cost estimates and average prices of $3.60 per pound for copper, $1,900 per ounce for gold and $20.00 per pound for molybdenum in fourth-quarter 2023, FCX estimates its consolidated effective tax rate for the year 2023 would approximate 38% (which would result in a 44% effective tax rate in fourth-quarter 2023). Changes in projected sales volumes and average prices during fourth-quarter 2023 would incur tax impacts at estimated effective rates of 40% for Peru, 36% for Indonesia and 0% for the U.S., which excludes any impact from the Act. FCX’s projected estimated effective tax rate of 0% for the U.S. for the year 2023 may be adjusted as additional guidance is released by the Treasury on key provisions of the Act, including guidance on the CAMT.

VIII

Freeport-McMoRan Inc.
NET DEBT
FCX believes that net debt provides investors with information related to the performance-based payout framework in FCX’s financial policy, which requires FCX to maintain its net debt at a level not to exceed the net debt target of $3 billion to $4 billion (excluding net project debt for additional smelting capacity in Indonesia). FCX defines net debt as consolidated debt less (i) consolidated cash and cash equivalents and (ii) current restricted cash associated with PT-FI's export proceeds. This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX's net debt, which may not be comparable to similarly titled measures reported by other companies, follows (in billions):

	As of September 30, 2023		As of December 31, 2022
Current portion of debt	$—	[a]	$1.0
Long-term debt, less current portion	9.4		9.6
Consolidated debt	9.4		10.6
Less: consolidated cash and cash equivalents	5.7		8.1
Less: current restricted cash associated with PT-FI's export proceeds[b]	0.5		—
FCX net debt	3.2		2.5
Less: net debt for Indonesia smelter projects[c]	2.4		1.2
FCX net debt, excluding Indonesia smelter projects	0.8		$1.3
a.Rounds to less than $0.1 billion.
b.Effective August 1, 2023, and in accordance with a regulation issued by the Indonesia government, 30% of PT-FI’s export proceeds are being temporarily deposited into Indonesia banks for a period of 90 days before withdrawal and are presented as current restricted cash and cash equivalents in FCX's consolidated balance sheet. As the 90-day holding period is the only restriction on the cash, FCX has included such amount in the calculation of net debt.
c.Includes consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $0.6 billion as of September 30, 2023, and consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $1.8 billion as of December 31, 2022.

DERIVATIVE INSTRUMENTS
For the nine months ended September 30, 2023, FCX's mined copper was sold 50% in concentrate, 27% as cathode and 23% as rod from North America operations. All of FCX's copper concentrate and some cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. In third-quarter 2023, LME copper settlement prices averaged $3.79 per pound and FCX's average realized copper price was $3.80 per pound. At September 30, 2023, FCX's provisionally priced copper sales were recorded at an average price of $3.75 per pound.
Beginning on January 1, 2023, PT-FI's commercial arrangement with PT Smelting converted from a concentrate sales agreement to a tolling arrangement. Under this arrangement, PT-FI pays PT Smelting a tolling fee to smelt and refine its concentrate and PT-FI retains title to all products for sale to third parties (i.e., there are no further sales to PT Smelting). PT-FI’s sale of copper cathodes under the tolling arrangement are priced in the month of shipment and are not subject to provisional pricing.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended September 30,
	2023			2022
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$4	$(34)	$(30)	$(228)	$(44)	$(272)
Net income attributable to common stock	$2	$(13)	$(11)	$(95)	$(21)	$(116)
Net income per share of common stock	$—	$(0.01)	$(0.01)	$(0.07)	$(0.01)	$(0.08)
a.Reflects adjustments to provisionally priced copper sales at June 30, 2023 and 2022.
b.Reflects adjustments to provisionally priced copper sales during the third quarters of 2023 and 2022.

IX

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS (continued)

	Nine Months Ended September 30,
	2023			2022
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$183	$(152)	$31	$58	$(832)	$(774)
Net income attributable to common stock	$62	$(54)	$8	$24	$(343)	$(319)
Net income per share of common stock	$0.04	$(0.03)	$0.01	$0.02	$(0.24)	$(0.22)
a.Reflects adjustments to provisionally priced copper sales at December 31, 2022 and 2021.
b.Reflects adjustments to provisionally priced copper sales for the first nine months of 2023 and 2022.

At September 30, 2023, FCX had provisionally priced copper sales at its copper mining operations totaling 257 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $3.75 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $25 million effect on 2023 revenues ($8 million to net income attributable to common stock). The LME copper price settled at $3.60 per pound on October 18, 2023.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and, through December 31, 2022, on 39.5% of PT-FI's sales to PT Smelting (PT-FI's 39.5% owned copper smelter and refinery in Gresik, Indonesia) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to operating income totaling $81 million ($37 million to net income attributable to common stock) in third-quarter 2023, $33 million ($14 million to net income attributable to common stock) in third-quarter 2022, $153 million ($64 million to net income attributable to common stock) for the first nine months of 2023 and $73 million ($37 million to net income attributable to common stock) for the first nine months of 2022. FCX's net deferred profits on its inventories at Atlantic Copper to be recognized in future periods' operating income totaled $30 million at September 30, 2023. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

NONCONTROLLING INTERESTS
Net income attributable to noncontrolling interests is primarily associated with PT-FI, Cerro Verde and El Abra and totaled $510 million in third-quarter 2023 and $1.3 billion for the first nine months of 2023 (which represented 35% and 30%, respectively, of FCX's consolidated income before income taxes). Refer to "Business Segments" below for net income attributable to noncontrolling interests for each of FCX's business segments. As noted above, FCX’s economic interest in PT-FI approximated 81% through 2022, and beginning January 1, 2023, it is 48.76% (with the exception of approximately 190 thousand ounces of first-quarter 2023 gold sales volumes that were attributed approximately 81% to FCX in accordance with the PT-FI shareholders agreement).
Assuming average prices of $3.60 per pound of copper, $1,900 per ounce of gold and $20.00 per pound of molybdenum in fourth-quarter 2023 and achievement of current sales volume and cost estimates, net income attributable to noncontrolling interests is estimated to approximate $1.75 billion for the year 2023 (which would represent 31% of FCX's consolidated income before income taxes). The actual amount will depend on many factors, including relative performance of each business segment, commodity prices, costs and other factors.

X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci and Cerro Verde copper mines, the Grasberg minerals district (Indonesia Mining), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(in millions)												Atlantic	Corporate,
	North America Copper Mines			South America Mining								Copper	Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended September 30, 2023
Revenues:
Unaffiliated customers	$17	$22	$39	$822		$203	$1,025	$2,030		$—	$1,566	$692	$472	[a]	$5,824
Intersegment	624	994	1,618	219		—	219	65		147	12	8	(2,069)		—
Production and delivery	476	799	1,275	648		178	826	667		120	1,566	680	(1,586)		3,548
Depreciation, depletion and amortization	47	63	110	94		17	111	271		14	2	7	18		533
Metals inventory adjustments	4	—	4	1		—	1	—		—	—	—	—		5
Selling, general and administrative expenses	—	1	1	3		—	3	32		—	—	6	76		118
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—	29		30
Environmental obligations and shutdown costs	—	4	4	—		—	—	—		—	—	—	94		98
Operating income (loss)	114	148	262	295		8	303	1,125		13	10	7	(228)		1,492
Interest expense, net	—	1	1	(10)	[b]	—	(10)	10		—	—	8	87		96
Net gain on early extinguishment of debt	—	—	—	—		—	—	—		—	—	—	5		5
Other (expense) income, net	(2)	(9)	(11)	(9)		13	4	30		—	—	5	43		71
Provision for (benefit from) income taxes	—	—	—	119		12	131	419		—	—	—	(42)		508
Equity in affiliated companies' net (losses) earnings	—	—	—	—		—	—	(2)		—	—	—	2		—
Net income attributable to noncontrolling interests	—	—	—	84		14	98	392	[c]	—	—	—	20		510

Total assets at September 30, 2023	3,171	5,799	8,970	8,227		1,893	10,120	21,020		1,747	288	1,176	8,327		51,648
Capital expenditures	53	114	167	61		15	76	441		21	2	20	451	[d]	1,178

Three Months Ended September 30, 2022
Revenues:
Unaffiliated customers	$18	$74	$92	$666		$215	$881	$1,726	[e]	$—	$1,436	$604	$264	[a]	$5,003
Intersegment	551	805	1,356	83		—	83	72		127	7	5	(1,650)		—
Production and delivery	408	736	1,144	579		221	800	663		94	1,450	604	(1,389)		3,366
Depreciation, depletion and amortization	44	56	100	84		14	98	265		18	1	8	18		508
Metals inventory adjustments	2	1	3	2		20	22	—		—	—	—	—		25
Selling, general and administrative expenses	—	1	1	2		—	2	26		—	—	6	63		98
Mining exploration and research expenses	—	—	—	—		—	—	—		—	—	—	38		38
Environmental obligations and shutdown costs	—	1	1	—		—	—	—		—	—	—	5		6
Operating income (loss)	115	84	199	82		(40)	42	844		15	(8)	(9)	(121)		962
Interest expense, net	—	1	1	5		—	5	15		—	—	4	115		140
Net gain on early extinguishment of debt	—	—	—	—		—	—	—		—	—	—	20		20
Other (expense) income, net	—	(8)	(8)	(21)		5	(16)	19		(1)	—	11	20		25
Provision for (benefit from) income taxes	—	—	—	3		(18)	(15)	343		—	—	—	(13)		315
Equity in affiliated companies' net earnings	—	—	—	—		—	—	7		—	—	—	1		8
Net income attributable to noncontrolling interests	—	—	—	29		11	40	105	[c]	—	—	—	11		156

Total assets at September 30, 2022	2,996	5,456	8,452	8,390		1,826	10,216	20,496		1,701	216	1,082	7,764		49,927
Capital expenditures	71	83	154	41		38	79	389		7	2	17	188	[d]	836

XII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(in millions)												Atlantic		Corporate,
	North America Copper Mines			South America Mining								Copper		Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting		& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining		nations		Total
Nine months ended September 30, 2023
Revenues:
Unaffiliated customers	$75	$133	$208	$2,563		$627	$3,190	$5,268	[e]	$—	$4,552	$2,185		$1,547	[a]	$16,950
Intersegment	1,787	2,922	4,709	638		—	638	432		520	28	19		(6,346)		—
Production and delivery	1,279	2,324	3,603	1,877		539	2,416	1,860	[f]	321	4,558	2,139		(4,637)		10,260
Depreciation, depletion and amortization	132	180	312	302		48	350	694		48	4	21		50		1,479
Metals inventory adjustments	5	—	5	1		—	1	—		—	—	—		1		7
Selling, general and administrative expenses	1	2	3	7		—	7	90		—	—	21		238		359
Mining exploration and research expenses	—	2	2	—		—	—	—		—	—	—		101		103
Environmental obligations and shutdown costs	—	26	26	—		—	—	—		—	—	—		213		239
Operating income (loss)	445	521	966	1,014		40	1,054	3,056		151	18	23		(765)		4,503
Interest expense, net	—	1	1	74	[b]	—	74	32		—	—	22		289		418
Net gain on early extinguishment of debt	—	—	—	—		—	—	—		—	—	—		10		10
Other (expense) income, net	(4)	(8)	(12)	(36)		11	(25)	92		(1)	(1)	—		130		183
Provision for (benefit from) income taxes	—	—	—	419		19	438	1,159		—	—	—		(51)		1,546
Equity in affiliated companies' net earnings	—	—	—	—		—	—	9		—	—	—		3		12
Net income (loss) attributable to noncontrolling interests	—	—	—	242		34	276	1,031	[c]	—	—	—		(23)		1,284
Capital expenditures	176	369	545	179		80	259	1,274		43	9	43		1,289	[d]	3,462

Nine months ended September 30, 2022
Revenues:
Unaffiliated customers	$125	$159	$284	$2,474		$555	$3,029	$5,972	[e]	$—	$4,932	$1,755		$1,050	[a]	$17,022
Intersegment	1,992	2,978	4,970	325		—	325	208		399	24	5		(5,931)		—
Production and delivery	1,168	2,111	3,279	1,702		510	2,212	1,853	[f]	249	4,969	1,789	[g]	(4,832)		9,519
Depreciation, depletion and amortization	132	175	307	262		35	297	775		52	3	20		50		1,504
Metals inventory adjustments	2	8	10	11		22	33	—		—	—	—		—		43
Selling, general and administrative expenses	1	2	3	6		—	6	83		—	—	19		202		313
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		86		87
Environmental obligations and shutdown costs	(13)	1	(12)	—		—	—	—		—	—	—		63		51
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(2)		(2)
Operating income (loss)	827	839	1,666	818		(12)	806	3,469		98	(16)	(68)		(448)		5,507
Interest expense, net	—	1	1	12		—	12	30		—	—	8		372		423
Net (loss) gain on early extinguishment of debt	—	—	—	—		—	—	(10)		—	—	—		38		28
Other (expense) income, net	(1)	(32)	(33)	(11)		12	1	27		(1)	(1)	29		45		67
Provision for (benefit from) income taxes	—	—	—	298		(11)	287	1,363		—	—	—		60		1,710
Equity in affiliated companies' net earnings	—	—	—	—		—	—	27		—	—	—		6		33
Net income attributable to noncontrolling interests	—	—	—	247		25	272	436	[c]	—	—	—		23		731
Capital expenditures	207	223	430	109		94	203	1,148		16	6	60		559	[d]	2,422
XIII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)
a.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
b.The third quarter and first nine months of 2023 include a $13 million credit for the settlement of interest on Cerro Verde's historical profit sharing liability. The first nine months of 2023 also includes $74 million of interest expense associated with contested tax rulings by the Peruvian Supreme Court. Refer to the supplemental schedule, “Adjusted Net Income,” on page VII.
c.FCX’s economic interest in PT-FI approximated 81% through 2022, and beginning January 1, 2023, it is 48.76% (with the exception of approximately 190 thousand ounces of first-quarter 2023 gold sales volumes that were attributed approximately 81% to FCX in accordance with the PT-FI shareholders agreement).
d.Primarily includes capital expenditures for the Indonesia smelter projects.
e.Includes PT-FI sales to PT Smelting totaling $572 million in third-quarter 2022, $27 million for the first nine months of 2023 (reflecting adjustments to prior period provisionally priced concentrate sales) and $2.3 billion for the first nine months of 2022. Beginning January 1, 2023, there are no sales from PT-FI to PT Smelting (refer to above discussion of the tolling arrangement between PT-FI and PT Smelting).
f.Includes a $55 million charge for administrative fines for the first nine months of 2023 and $41 million for the first nine months of 2022.
g.Includes maintenance charges and idle facility costs associated with major maintenance turnarounds totaling $41 million at Atlantic Copper for the first nine months of 2022.

PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, net which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.
XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,435		$1,435	$164	$43	$1,642
Site production and delivery, before net noncash and other costs shown below	1,121		1,008	129	35	1,172
By-product credits	(156)		—	—	—	—
Treatment charges	39		37	—	2	39
Net cash costs	1,004		1,045	129	37	1,211
Depreciation, depletion and amortization (DD&A)	110		99	10	1	110
Metals inventory adjustments	4		4	—	—	4
Noncash and other costs, net	49	[c]	44	4	1	49
Total costs	1,167		1,192	143	39	1,374
Other revenue adjustments, primarily for pricing on prior period open sales	1		1	—	—	1
Gross profit	$269		$244	$21	$4	$269

Copper sales (millions of recoverable pounds)	372		372
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.86		$3.86	$22.01
Site production and delivery, before net noncash and other costs shown below	3.01		2.71	17.35
By-product credits	(0.41)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	2.70		2.81	17.35
DD&A	0.30		0.26	1.33
Metals inventory adjustments	0.01		0.01	—
Noncash and other costs, net	0.13	[c]	0.12	0.47
Total unit costs	3.14		3.20	19.15
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—
Gross profit per pound	$0.72		$0.66	$2.86

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,642		$1,172	$110	$4
Treatment charges	—		39	—	—
Noncash and other costs, net	—		49	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	1		—	—	—
Eliminations and other	14		15	—	—
North America copper mines	1,657		1,275	110	4
Other mining[d]	5,764		3,859	405	1
Corporate, other & eliminations	(1,597)		(1,586)	18	—
As reported in FCX's consolidated financial statements	$5,824		$3,548	$533	$5

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $28 million ($0.08 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,293		$1,293	$111	$38	$1,442
Site production and delivery, before net noncash and other costs shown below	1,000		908	104	31	1,043
By-product credits	(106)		—	—	—	—
Treatment charges	35		33	—	2	35
Net cash costs	929		941	104	33	1,078
DD&A	99		91	6	2	99
Metals inventory adjustments	3		3	—	—	3
Noncash and other costs, net	38	[c]	33	4	1	38
Total costs	1,069		1,068	114	36	1,218
Other revenue adjustments, primarily for pricing on prior period open sales	(20)		(20)	—	—	(20)
Gross profit (loss)	$204		$205	$(3)	$2	$204

Copper sales (millions of recoverable pounds)	361		361
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit (loss) per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.57		$3.57	$16.75
Site production and delivery, before net noncash and other costs shown below	2.76		2.51	15.60
By-product credits	(0.30)		—	—
Treatment charges	0.10		0.09	—
Unit net cash costs	2.56		2.60	15.60
DD&A	0.28		0.25	0.95
Metals inventory adjustments	0.01		0.01	—
Noncash and other costs, net	0.10	[c]	0.09	0.60
Total unit costs	2.95		2.95	17.15
Other revenue adjustments, primarily for pricing on prior period open sales	(0.06)		(0.06)	—
Gross profit (loss) per pound	$0.56		$0.56	$(0.40)

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,442		$1,043	$99	$3
Treatment charges	(6)		29	—	—
Noncash and other costs, net	—		38	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(20)		—	—	—
Eliminations and other	32		34	1	—
North America copper mines	1,448		1,144	100	3
Other mining[d]	4,941		3,611	390	22
Corporate, other & eliminations	(1,386)		(1,389)	18	—
As reported in FCX's consolidated financial statements	$5,003		$3,366	$508	$25

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $20 million ($0.06 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,159		$4,159	$576	$129	$4,864
Site production and delivery, before net noncash and other costs shown below	3,097		2,729	417	113	3,259
By-product credits	(543)		—	—	—	—
Treatment charges	126		120	—	6	126
Net cash costs	2,680		2,849	417	119	3,385
DD&A	312		276	30	6	312
Metals inventory adjustments	5		5	—	—	5
Noncash and other costs, net	175	[c]	152	20	3	175
Total costs	3,172		3,282	467	128	3,877
Other revenue adjustments, primarily for pricing on prior period open sales	13		13	—	—	13
Gross profit	$1,000		$890	$109	$1	$1,000

Copper sales (millions of recoverable pounds)	1,048		1,048
Molybdenum sales (millions of recoverable pounds)[a]				23

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.97		$3.97	$24.41
Site production and delivery, before net noncash and other costs shown below	2.96		2.60	17.66
By-product credits	(0.52)		—	—
Treatment charges	0.12		0.12	—
Unit net cash costs	2.56		2.72	17.66
DD&A	0.30		0.26	1.27
Metals inventory adjustments	0.01		0.01	—
Noncash and other costs, net	0.16	[c]	0.14	0.87
Total unit costs	3.03		3.13	19.80
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01	—
Gross profit per pound	$0.95		$0.85	$4.61

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$4,864		$3,259	$312	$5
Treatment charges	(9)		117	—	—
Noncash and other costs, net	—		175	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	13		—	—	—
Eliminations and other	49		52	—	—
North America copper mines	4,917		3,603	312	5
Other mining[d]	16,832		11,294	1,117	1
Corporate, other & eliminations	(4,799)		(4,637)	50	1
As reported in FCX's consolidated financial statements	$16,950		$10,260	$1,479	$7

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $81 million ($0.08 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,720		$4,720	$393	$95	$5,208
Site production and delivery, before net noncash and other costs shown below	2,882		2,643	283	70	2,996
By-product credits	(374)		—	—	—	—
Treatment charges	112		109	—	3	112
Net cash costs	2,620		2,752	283	73	3,108
DD&A	306		282	19	5	306
Metals inventory adjustments	10		9	1	—	10
Noncash and other costs, net	104	[c]	94	8	2	104
Total costs	3,040		3,137	311	80	3,528
Other revenue adjustments, primarily for pricing on prior period open sales	(13)		(13)	—	—	(13)
Gross profit	$1,667		$1,570	$82	$15	$1,667

Copper sales (millions of recoverable pounds)	1,131		1,131
Molybdenum sales (millions of recoverable pounds)[a]				22

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.17		$4.17	$17.87
Site production and delivery, before net noncash and other costs shown below	2.54		2.33	12.87
By-product credits	(0.33)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	2.31		2.43	12.87
DD&A	0.27		0.25	0.88
Metals inventory adjustments	0.01		0.01	—
Noncash and other costs, net	0.09	[c]	0.08	0.40
Total unit costs	2.68		2.77	14.15
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)		(0.01)	—
Gross profit per pound	$1.48		$1.39	$3.72

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$5,208		$2,996	$306	$10
Treatment charges	(15)		97	—	—
Noncash and other costs, net	—		104	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(13)		—	—	—
Eliminations and other	74		82	1	—
North America copper mines	5,254		3,279	307	10
Other mining[d]	16,649		11,072	1,147	33
Corporate, other & eliminations	(4,881)		(4,832)	50	—
As reported in FCX's consolidated financial statements	$17,022		$9,519	$1,504	$43

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $49 million ($0.04 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,159		$1,159	$145	$1,304
Site production and delivery, before net noncash and other costs shown below	790		712	93	805
By-product credits	(130)		—	—	—
Treatment charges	61		61	—	61
Royalty on metals	2		2	—	2
Net cash costs	723		775	93	868
DD&A	110		98	12	110
Metals inventory adjustments	1		1	—	1
Noncash and other costs, net	21	[b]	20	1	21
Total costs	855		894	106	1,000
Other revenue adjustments, primarily for pricing on prior period open sales	2		2	—	2
Gross profit	$306		$267	$39	$306

Copper sales (millions of recoverable pounds)	307		307

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.77		$3.77
Site production and delivery, before net noncash and other costs shown below	2.57		2.32
By-product credits	(0.42)		—
Treatment charges	0.19		0.19
Royalty on metals	0.01		0.01
Unit net cash costs	2.35		2.52
DD&A	0.36		0.32
Metals inventory adjustments	—		—
Noncash and other costs, net	0.07	[b]	0.07
Total unit costs	2.78		2.91
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01
Gross profit per pound	$1.00		$0.87

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,304		$805	$110	$1
Treatment charges	(61)		—	—	—
Royalty on metals	(2)		—	—	—
Noncash and other costs, net	—		21	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	2		—	—	—
Eliminations and other	1		—	1	—
South America mining	1,244		826	111	1
Other mining[c]	6,177		4,308	404	4
Corporate, other & eliminations	(1,597)		(1,586)	18	—
As reported in FCX's consolidated financial statements	$5,824		$3,548	$533	$5

a.Includes silver sales of 1.1 million ounces ($23.31 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes charges totaling $11 million ($0.03 per pound of copper) for feasibility studies.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,017	$1,017	$62	$1,079
Site production and delivery, before net noncash and other costs shown below	761	723	52	775
By-product credits	(48)	—	—	—
Treatment charges	40	40	—	40
Royalty on metals	2	2	—	2
Net cash costs	755	765	52	817
DD&A	99	93	6	99
Metals inventory adjustments	22	22	—	22
Noncash and other costs, net	25	23	2	25
Total costs	901	903	60	963
Other revenue adjustments, primarily for pricing on prior period open sales	(73)	(73)	—	(73)
Gross profit	$43	$41	$2	$43

Copper sales (millions of recoverable pounds)	293	293

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.47	$3.47
Site production and delivery, before net noncash and other costs shown below	2.60	2.47
By-product credits	(0.16)	—
Treatment charges	0.13	0.14
Royalty on metals	0.01	—
Unit net cash costs	2.58	2.61
DD&A	0.34	0.32
Metals inventory adjustments	0.07	0.07
Noncash and other costs, net	0.09	0.08
Total unit costs	3.08	3.08
Other revenue adjustments, primarily for pricing on prior period open sales	(0.25)	(0.25)
Gross profit per pound	$0.14	$0.14

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,079	$775	$99	$22
Treatment charges	(40)	—	—	—
Royalty on metals	(2)	—	—	—
Noncash and other costs, net	—	25	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(73)	—	—	—
Eliminations and other	—	—	(1)	—
South America mining	964	800	98	22
Other mining[b]	5,425	3,955	392	3
Corporate, other & eliminations	(1,386)	(1,389)	18	—
As reported in FCX's consolidated financial statements	$5,003	$3,366	$508	$25

a.Includes silver sales of 1.1 million ounces ($17.11 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$3,492		$3,492	$447	$3,939
Site production and delivery, before net noncash and other costs shown below	2,297		2,074	272	2,346
By-product credits	(401)		—	—	—
Treatment charges	179		179	—	179
Royalty on metals	6		5	1	6
Net cash costs	2,081		2,258	273	2,531
DD&A	350		310	40	350
Metals inventory adjustments	1		1	—	1
Noncash and other costs, net	71	[b]	66	5	71
Total costs	2,503		2,635	318	2,953
Other revenue adjustments, primarily for pricing on prior period open sales	71		71	3	74
Gross profit	$1,060		$928	$132	$1,060

Copper sales (millions of recoverable pounds)	913		913

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.82		$3.82
Site production and delivery, before net noncash and other costs shown below	2.51		2.26
By-product credits	(0.44)		—
Treatment charges	0.20		0.20
Royalty on metals	0.01		0.01
Unit net cash costs	2.28		2.47
DD&A	0.38		0.34
Metals inventory adjustments	—		—
Noncash and other costs, net	0.08	[b]	0.07
Total unit costs	2.74		2.88
Other revenue adjustments, primarily for pricing on prior period open sales	0.08		0.08
Gross profit per pound	$1.16		$1.02

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$3,939		$2,346	$350	$1
Treatment charges	(179)		—	—	—
Royalty on metals	(6)		—	—	—
Noncash and other costs, net	—		71	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	74		—	—	—
Eliminations and other	—		(1)	—	—
South America mining	3,828		2,416	350	1
Other mining[c]	17,921		12,481	1,079	5
Corporate, other & eliminations	(4,799)		(4,637)	50	1
As reported in FCX's consolidated financial statements	$16,950		$10,260	$1,479	$7

a.Includes silver sales of 3.2 million ounces ($23.51 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes charges totaling $30 million ($0.03 per pound of copper) for feasibility studies.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XXI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$3,149	$3,149	$302	$3,451
Site production and delivery, before net noncash and other costs shown below	2,114	1,968	188	2,156
By-product credits	(260)	—	—	—
Treatment charges	124	124	—	124
Royalty on metals	7	6	1	7
Net cash costs	1,985	2,098	189	2,287
DD&A	297	272	25	297
Metals inventory adjustments	32	31	1	32
Noncash and other costs, net	60	57	3	60
Total costs	2,374	2,458	218	2,676
Other revenue adjustments, primarily for pricing on prior period open sales	35	35	—	35
Gross profit	$810	$726	$84	$810

Copper sales (millions of recoverable pounds)	845	845

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.73	$3.73
Site production and delivery, before net noncash and other costs shown below	2.50	2.33
By-product credits	(0.31)	—
Treatment charges	0.15	0.15
Royalty on metals	0.01	0.01
Unit net cash costs	2.35	2.49
DD&A	0.35	0.32
Metals inventory adjustments	0.04	0.04
Noncash and other costs, net	0.07	0.06
Total unit costs	2.81	2.91
Other revenue adjustments, primarily for pricing on prior period open sales	0.04	0.04
Gross profit per pound	$0.96	$0.86

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$3,451	$2,156	$297	$32
Treatment charges	(124)	—	—	—
Royalty on metals	(7)	—	—	—
Noncash and other costs, net	—	60	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	35	—	—	—
Eliminations and other	(1)	(4)	—	1
South America mining	3,354	2,212	297	33
Other mining[b]	18,549	12,139	1,157	10
Corporate, other & eliminations	(4,881)	(4,832)	50	—
As reported in FCX's consolidated financial statements	$17,022	$9,519	$1,504	$43

a.Includes silver sales of 3.2 million ounces ($21.24 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2023
(In millions)			Co-Product Method
	By-Product Method		Copper	Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,621		$1,621	$749	$32	$2,402
Site production and delivery, before net noncash and other costs shown below	612		413	191	8	612
Gold, silver and other by-product credits	(785)		—	—	—	—
Treatment charges	138		93	43	2	138
Export duties	147		99	46	2	147
Royalty on metals	78		52	25	1	78
Net cash costs	190		657	305	13	975
DD&A	271		183	84	4	271
Noncash and other costs, net	8	[b]	6	2	—	8
Total costs	469		846	391	17	1,254
Other revenue adjustments, primarily for pricing on prior period open sales	1		1	3	1	5
Gross profit	$1,153		$776	$361	$16	$1,153

Copper sales (millions of recoverable pounds)	430		430
Gold sales (thousands of recoverable ounces)				395

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.77		$3.77	$1,898
Site production and delivery, before net noncash and other costs shown below	1.42		0.96	484
Gold, silver and other by-product credits	(1.83)		—	—
Treatment charges	0.32		0.22	109
Export duties	0.34		0.23	116
Royalty on metals	0.19		0.12	64
Unit net cash costs	0.44		1.53	773
DD&A	0.63		0.43	214
Noncash and other costs, net	0.02	[b]	0.01	6
Total unit costs	1.09		1.97	993
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	8
Gross profit per pound/ounce	$2.68		$1.80	$913

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,402		$612	$271
Treatment charges	(87)		51	—
Export duties	(147)		—	—
Royalty on metals	(78)		—	—
Noncash and other costs, net	—		8	—
Other revenue adjustments, primarily for pricing on prior period open sales	5		—	—
Eliminations and other	—		(4)	—
Indonesia mining	2,095		667	271
Other mining[c]	5,326		4,467	244
Corporate, other & eliminations	(1,597)		(1,586)	18
As reported in FCX's consolidated financial statements	$5,824		$3,548	$533

a.Includes silver sales of 1.3 million ounces ($22.96 per ounce average realized price).
b.Includes charges totaling $8 million ($0.02 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2022
(In millions)			Co-Product Method
	By-Product Method		Copper	Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,400		$1,400	$802	$30	$2,232
Site production and delivery, before net noncash and other credits shown below	735		461	264	10	735
Gold, silver and other by-product credits	(814)		—	—	—	—
Treatment charges	95		60	34	1	95
Export duties	80		50	29	1	80
Royalty on metals	81		48	32	1	81
Net cash costs	177		619	359	13	991
DD&A	265		167	95	3	265
Noncash and other credits, net	(10)	[b]	(7)	(3)	—	(10)
Total costs	432		779	451	16	1,246
Other revenue adjustments, primarily for pricing on prior period open sales	(158)		(158)	(17)	(1)	(176)
PT Smelting intercompany profit	60		38	22	—	60
Gross profit	$870		$501	$356	$13	$870

Copper sales (millions of recoverable pounds)	406		406
Gold sales (thousands of recoverable ounces)				476

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.45		$3.45	$1,683
Site production and delivery, before net noncash and other credits shown below	1.81		1.13	553
Gold, silver and other by-product credits	(2.00)		—	—
Treatment charges	0.23		0.15	72
Export duties	0.20		0.12	61
Royalty on metals	0.20		0.12	67
Unit net cash costs	0.44		1.52	753
DD&A	0.65		0.41	200
Noncash and other credits, net	(0.02)	[b]	(0.01)	(7)
Total unit costs	1.07		1.92	946
Other revenue adjustments, primarily for pricing on prior period open sales	(0.39)		(0.39)	(36)
PT Smelting intercompany profit	0.15		0.09	45
Gross profit per pound/ounce	$2.14		$1.23	$746

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,232		$735	$265
Treatment charges	(95)		—	—
Export duties	(80)		—	—
Royalty on metals	(81)		—	—
Noncash and other credits, net	(2)		(12)	—
Other revenue adjustments, primarily for pricing on prior period open sales	(176)		—	—
PT Smelting intercompany profit	—		(60)	—
Indonesia mining	1,798		663	265
Other mining[c]	4,591		4,092	225
Corporate, other & eliminations	(1,386)		(1,389)	18
As reported in FCX's consolidated financial statements	$5,003		$3,366	$508

a.Includes silver sales of 1.6 million ounces ($18.58 per ounce average realized price).
b.Includes net credits totaling $21 million ($0.05 per pound of copper) associated with historical tax audits.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2023
(In millions)			Co-Product Method
	By-Product Method		Copper	Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$3,860		$3,860	$2,227	$106	$6,193
Site production and delivery, before net noncash and other costs shown below	1,736		1,082	624	30	1,736
Gold, silver and other by-product credits	(2,350)		—	—	—	—
Treatment charges	362		226	130	6	362
Export duties	165		103	59	3	165
Royalty on metals	228		144	81	3	228
Net cash costs	141		1,555	894	42	2,491
DD&A	694		433	249	12	694
Noncash and other costs, net	115	[b]	71	42	2	115
Total costs	950		2,059	1,185	56	3,300
Other revenue adjustments, primarily for pricing on prior period open sales	114		114	18	(1)	131
PT Smelting intercompany profit	112		70	40	2	112
Gross profit	$3,136		$1,985	$1,100	$51	$3,136

Copper sales (millions of recoverable pounds)	1,014		1,014
Gold sales (thousands of recoverable ounces)				1,153

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.81		$3.81	$1,932
Site production and delivery, before net noncash and other costs shown below	1.71		1.07	542
Gold, silver and other by-product credits	(2.32)		—	—
Treatment charges	0.36		0.22	113
Export duties	0.16		0.10	51
Royalty on metals	0.23		0.14	70
Unit net cash costs	0.14		1.53	776
DD&A	0.69		0.43	216
Noncash and other costs, net	0.11	[b]	0.07	36
Total unit costs	0.94		2.03	1,028
Other revenue adjustments, primarily for pricing on prior period open sales	0.11		0.11	15
PT Smelting intercompany profit	0.11		0.07	35
Gross profit per pound/ounce	$3.09		$1.96	$954

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$6,193		$1,736	$694
Treatment charges	(231)		131	—
Export duties	(165)		—	—
Royalty on metals	(228)		—	—
Noncash and other costs, net	—		115	—
Other revenue adjustments, primarily for pricing on prior period open sales	131		—	—
PT Smelting intercompany profit	—		(112)	—
Eliminations and other	—		(10)	—
Indonesia mining	5,700		1,860	694
Other mining[c]	16,049		13,037	735
Corporate, other & eliminations	(4,799)		(4,637)	50
As reported in FCX's consolidated financial statements	$16,950		$10,260	$1,479

a.Includes silver sales of 4.0 million ounces ($23.37 per ounce average realized price).
b.Includes a charge of $55 million ($0.05 per pound of copper) associated with a potential administrative fine and charges totaling $33 million ($0.03 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2022
(In millions)			Co-Product Method
	By-Product Method		Copper	Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$4,433		$4,433	$2,422	$98	$6,953
Site production and delivery, before net noncash and other costs shown below	1,855		1,183	646	26	1,855
Gold, silver and other by-product credits	(2,523)		—	—	—	—
Treatment charges	287		183	100	4	287
Export duties	245		156	85	4	245
Royalty on metals	281		183	95	3	281
Net cash costs	145		1,705	926	37	2,668
DD&A	775		494	270	11	775
Noncash and other costs, net	20	[b]	13	7	—	20
Total costs	940		2,212	1,203	48	3,463
Other revenue adjustments, primarily for pricing on prior period open sales	25		25	3	—	28
PT Smelting intercompany profit	34		21	12	1	34
Gross profit	$3,552		$2,267	$1,234	$51	$3,552

Copper sales (millions of recoverable pounds)	1,195		1,195
Gold sales (thousands of recoverable ounces)				1,356

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.71		$3.71	$1,786
Site production and delivery, before net noncash and other credits shown below	1.55		0.99	476
Gold, silver and other by-product credits	(2.11)		—	—
Treatment charges	0.24		0.15	74
Export duties	0.20		0.13	63
Royalty on metals	0.24		0.16	70
Unit net cash costs	0.12		1.43	683
DD&A	0.65		0.41	199
Noncash and other costs, net	0.02	[b]	0.01	5
Total unit costs	0.79		1.85	887
Other revenue adjustments, primarily for pricing on prior period open sales	0.02		0.02	2
PT Smelting intercompany profit	0.03		0.02	9
Gross profit per pound/ounce	$2.97		$1.90	$910

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$6,953		$1,855	$775
Treatment charges	(287)		—	—
Export duties	(245)		—	—
Royalty on metals	(281)		—	—
Noncash and other costs, net	12		32	—
Other revenue adjustments, primarily for pricing on prior period open sales	28		—	—
PT Smelting intercompany profit	—		(34)	—
Indonesia mining	6,180		1,853	775
Other mining[c]	15,723		12,498	679
Corporate, other & eliminations	(4,881)		(4,832)	50
As reported in FCX's consolidated financial statements	$17,022		$9,519	$1,504

a.Includes silver sales of 4.7 million ounces ($20.80 per ounce average realized price).
b.Includes a net charge of $30 million ($0.02 per pound of copper) consisting of charges associated with a settlement of an administrative fine levied by the Indonesia government and a reserve for exposure associated with export duties in prior periods, partially offset by credits for adjustments to prior year treatment and refining charges and historical tax audits.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended September 30,
(In millions)	2023	2022

Revenues, excluding adjustments[a]	$153	$134
Site production and delivery, before net noncash and other costs shown below	116	91
Treatment charges and other	6	7
Net cash costs	122	98
DD&A	14	18
Noncash and other costs, net	4	3
Total costs	140	119
Gross profit	$13	$15

Molybdenum sales (millions of recoverable pounds)[a]	7	8

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$22.58	$16.51
Site production and delivery, before net noncash and other costs shown below	17.20	11.26
Treatment charges and other	0.87	0.84
Unit net cash costs	18.07	12.10
DD&A	2.13	2.16
Noncash and other costs, net	0.53	0.40
Total unit costs	20.73	14.66
Gross profit per pound	$1.85	$1.85

Reconciliation to Amounts Reported

		Production
Three Months Ended September 30, 2023	Revenues	and Delivery	DD&A
Totals presented above	$153	$116	$14
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	4	—
Molybdenum mines	147	120	14
Other mining[b]	7,274	5,014	501
Corporate, other & eliminations	(1,597)	(1,586)	18
As reported in FCX's consolidated financial statements	$5,824	$3,548	$533

Three Months Ended September 30, 2022
Totals presented above	$134	$91	$18
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	3	—
Molybdenum mines	127	94	18
Other mining[b]	6,262	4,661	472
Corporate, other & eliminations	(1,386)	(1,389)	18
As reported in FCX's consolidated financial statements	$5,003	$3,366	$508

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
XXVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Nine Months Ended September 30,
(In millions)	2023	2022

Revenues, excluding adjustments[a]	$539	$419
Site production and delivery, before net noncash and other costs shown below	308	241
Treatment charges and other	19	20
Net cash costs	327	261
DD&A	48	52
Noncash and other costs, net	13	8
Total costs	388	321
Gross profit	$151	$98

Molybdenum sales (millions of recoverable pounds)[a]	22	23

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$25.17	$18.01
Site production and delivery, before net noncash and other costs shown below	14.39	10.37
Treatment charges and other	0.86	0.85
Unit net cash costs	15.25	11.22
DD&A	2.26	2.23
Noncash and other costs, net	0.61	0.37
Total unit costs	18.12	13.82
Gross profit per pound	$7.05	$4.19

Reconciliation to Amounts Reported

		Production
Nine Months Ended September 30, 2023	Revenues	and Delivery	DD&A
Totals presented above	$539	$308	$48
Treatment charges and other	(19)	—	—
Noncash and other costs, net	—	13	—
Molybdenum mines	520	321	48
Other mining[b]	21,229	14,576	1,381
Corporate, other & eliminations	(4,799)	(4,637)	50
As reported in FCX's consolidated financial statements	$16,950	$10,260	$1,479

Nine Months Ended September 30, 2022
Totals presented above	$419	$241	$52
Treatment charges and other	(20)	—	—
Noncash and other costs, net	—	8	—
Molybdenum mines	399	249	52
Other mining[b]	21,504	14,102	1,402
Corporate, other & eliminations	(4,881)	(4,832)	50
As reported in FCX's consolidated financial statements	$17,022	$9,519	$1,504

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVIII